Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between OfficeMax Incorporated, a Delaware corporation (the “Company”), and Sam Duncan (the “Executive”), dated April 14, 2005 and effective as of the Effective Date (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1.                                       TERM.  The term of this Agreement (the “Term”) and Executive’s employment hereunder shall commence on April 18, 2005 (the “Effective Date”) and end on April 17, 2008, provided that, commencing on April 17, 2008 and on each subsequent anniversary thereof (each, a “Renewal Date”), the Term shall be extended by an additional year unless either party shall have given written notice of non-renewal to the other at least 90 days prior to the applicable Renewal Date.

2.                                       POSITION AND DUTIES.

(a)                                  During the Term the Executive shall serve as the Chief Executive Officer and President of the Company; in each case with such duties and responsibilities as are customarily assigned to such positions, and have such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board.  As of the Effective Date or as soon thereafter as practicable, the Company shall cause the Executive to be elected as a member of the board of directors of the Company (the “Board”) to serve as a member of the class of directors with a term expiring in 2006.  Thereafter, while Executive is employed during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board following the end of each term of the Executive’s service as a director.  Upon any termination of his employment with the Company, the Executive shall promptly resign from the Board and from all other offices held with the Company and its subsidiaries.

(b)                                 During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time to the business and affairs of the Company and use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.  It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement.

(c)                                  During the Term, the Executive shall be based at the Company’s principal headquarters in Itasca, Illinois, except for travel reasonably required for the performance of the Executive’s duties hereunder.

3.                                       COMPENSATION.

(a)                                  BASE SALARY.  During the Term, the Executive shall receive an annual base salary (“Annual Base Salary”) of $850,000.  The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.  During the Term, the Annual Base Salary shall be periodically reviewed by the Executive Compensation Committee of the Board (the “Compensation Committee”) for possible increase.  Following any such increase, the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b)                                 CASH BONUSES.

(i)                                     SIGN-ON BONUS.  If, within 60 days following the Effective Date, the Executive’s prior employer takes steps to rescind or seek reimbursement of the Executive’s 2004 bonus in the amount of $400,557 (the “2004 Bonus”), which was paid on or about April 5, 2005, the Executive shall use his reasonable best efforts to resist his prior employer’s actions.  If, despite Executive’s efforts, he is unsuccessful in causing his prior employer to reinstate the 2004 Bonus, the Company shall pay to the Executive a sign-on bonus of $400,557 (the “Sign-on Bonus”), which amount is in lieu of the Executive’s 2004 bonus from his prior employer.  If the Company pays the Sign-on Bonus and Executive is subsequently successful in causing his prior employer to reinstate the 2004 Bonus, the Executive  shall immediately notify the Company of any amount of such bonus paid to him by his prior employer and promptly reimburse such amount to the Company.

(ii)                                  ANNUAL INCENTIVE AWARD.  For fiscal years during the Term, the Executive shall participate in annual cash incentive compensation plans, as adopted and approved by the Board or the Compensation Committee from time to time, with targets and performance measures determined by the Compensation Committee.  The Executive’s annual target cash incentive opportunity pursuant to such plans for each fiscal year shall equal 100% (or such greater percentage as the Board may establish for Executive from time to time) of the Annual Base Salary in effect for the Executive at the end of such fiscal year, with a maximum potential award equal to 225% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year, subject to any limitations set by the Compensation Committee from time to time.  With respect to the award for the Company’s 2005 fiscal year, the Executive’s annual cash incentive award shall be governed by the provisions of the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and an award agreement substantially in the form attached as Exhibit A.  Any annual cash incentive awards payable to the Executive will be paid at the time the Company normally pays such awards to its senior executives.

(c)                                  OPTION GRANTS.

(i)                                     INITIAL OPTION GRANT.  As soon as practicable following the Effective Date, the Compensation Committee shall grant to the Executive a ten-year nonqualified option (the “Initial Option”) to purchase 70,000 shares of the Company’s common stock (“Company Stock”).  The Initial Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date of grant.  The Initial Option shall vest and become fully exercisable with respect to 33.3% of the shares subject thereto on each of the first three anniversaries of the grant date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit B.

(ii)                                  OTHER OPTION GRANT.  As soon as practicable following the Effective Date, the Compensation Committee shall grant to the Executive an additional ten-year nonqualified option (the “Other Option”) to purchase 180,000 shares of Company Stock.  The Other Option shall vest with respect to 20% of the Company Stock subject to the Other Option on each of the first five anniversaries of the grant date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit C.

(d)                                 RESTRICTED STOCK UNIT GRANTS.

(i)                                     INITIAL RESTRICTED STOCK UNITS.  As soon as practicable following the Effective Date, the Compensation Committee shall grant to the Executive an aggregate of 35,000 restricted Company Stock units under the Plan (such units, the “Initial Restricted Stock Units”).  Each Initial Restricted Stock Unit shall be governed by the provisions of the Plan and an agreement substantially in the form attached hereto as Exhibit D.  Subject to the provisions of the agreement and the Plan, 33.3% of the Initial Restricted Stock Units shall vest and immediately be paid on each of the first three anniversaries of the grant date; provided, however, that if, in the good faith determination of the Company (which shall be made immediately prior to the scheduled vesting date), some or all of the remuneration attributable to the payment of the Initial Restricted Stock Units shall fail to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), the payment of such Initial Restricted Stock Units shall be automatically deferred (the “Automatic Deferral”) and shall instead take place on the day following the six month anniversary of the Date of Termination (as defined below); provided further, however, that if, in the good faith determination of the Company such Automatic Deferral can reasonably be expected to result in the imposition of tax on the Executive with respect to the Initial Restricted Stock Units prior to payment being made with respect to such Initial Restricted Stock Units pursuant to Section 409A of the Code, this provision shall be reformed to provide that all of the Initial Restricted Stock Units shall be paid out on the day following the six month anniversary of the Date of Termination.

(ii)                                  OTHER RESTRICTED STOCK UNITS.  As soon as practicable following the Effective Date, the Compensation Committee shall grant to the Executive an additional grant of an aggregate of 15,000 restricted Company Stock units under the Plan (such units, together with any additional units credited hereunder, the “Other Restricted Stock Units”).  Each Other Restricted Stock Unit shall vest with respect to 20% of the Other Restricted Stock Units on each of the first five anniversaries of the grant date and shall otherwise be governed by the provisions of the Plan and an agreement substantially in the form attached hereto as Exhibit E, provided that the provisions set forth above with respect to Automatic Deferral shall also apply to the Other Restricted Stock Units.

(e)                                  OTHER LONG-TERM INCENTIVE COMPENSATION.  Commencing with the Company’s 2006 fiscal year and annually thereafter while the Executive is employed during the Term, the Company shall grant to the Executive long-term incentive compensation awards (which may consist of equity awards, long-term cash awards or other forms of long-term incentive compensation, as determined by the Compensation Committee) with a present value (as determined by the Compensation Committee) approximately equal to 350% of the Executive’s then-current Annual Base Salary.  Such awards shall have terms and conditions (including performance criteria, vesting schedules and acceleration provisions, if any) determined by the Compensation Committee.

(f)                                    OTHER BENEFITS.  While the Executive is employed during the Term: (1) the Executive shall be entitled to participate in all tax-qualified retirement plans of the Company and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company, in each case as are made available to the senior officers of the Company and (2) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as such arrangements are made available to the senior officers of the Company.

(g)                                 PAID TIME OFF AND RELOCATION.  The Executive shall be entitled to 5 weeks paid time off per year in accordance with the Company’s paid time off policy.  Carryover of unused paid time off from year to year shall be according to the terms of the policy.  Executive shall be provided relocation benefits consistent with the Company’s relocation policy, attached as Exhibit F, for expenses incurred in connection with the relocation of Executive and his spouse to the Itasca, Illinois, area.

(h)                                 CHANGE OF CONTROL AGREEMENT.  Following the Effective Date, the Executive and the Company shall enter into a change of control agreement (the “Change of Control Agreement”) substantially similar to those which the Company has offered or will offer to its other senior executives in 2005 (and attached hereto as Exhibit G), it being understood that if the Executive’s employment is terminated under circumstances entitling him to severance benefits under this Agreement and the Change of Control Agreement, the severance payments described in Section 5(a) shall be offset (but not below zero) by similar payments and benefits provided under the Change of Control Agreement.

(i)                                     SUPPLEMENTAL PENSION BENEFIT.  Upon the fifth anniversary of the Effective Date, the Executive (if employed by the Company on such anniversary) shall vest in a supplemental pension benefit (the “Supplemental Pension Benefit”) in an annual amount equal to the product of (A) two percent (2%) of the sum of (1) the average amount of Annual Base Salary earned by the Executive with respect to the five most recently completed years of the Executive’s employment with the Company (such years to be calculated by reference to calendar years) plus (2) the average amount of the annual cash bonuses earned by the Executive pursuant to Section 3(b)(ii) for the Company’s five completed fiscal years immediately preceding the termination of the Executive’s employment and (B) the number of completed full years of Executive’s employment with the Company (also calculated by reference to calendar years, provided that Executive shall be deemed to have completed a full calendar year of employment with the Company for 2005).  The amount of the Executive’s Supplemental Pension Benefit shall be offset by any amounts payable to the Executive under any qualified or nonqualified pension plans of the Company (with the amount of any balance in a defined contribution plan converted into a single life annuity for purposes of calculating the amount of such offset) and by the amount of the Executive’s benefit from Social Security.  The Supplemental Pension Benefit shall be payable according to Executive’s election on the election form attached as Exhibit H.

4.                                       TERMINATION OF EMPLOYMENT.

(a)                                  DEATH OR DISABILITY.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Term.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term.  “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 calendar days within a period of 180 consecutive calendar days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

(b)                                 TERMINATION BY THE COMPANY.

(i)                                     The Company may terminate the Executive’s employment during the Term for Cause or without Cause.  “Cause” means that the Executive’s (1) willful and continued failure to substantially perform his duties with the Company, or (2) the Executive’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 4(b)(i), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s act or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (X) a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (1) or (2) of this Section 4(b)(i) and specifying the particulars of the Executive’s conduct in detail, and (Y) a copy of this resolution is delivered to the Executive.  All decisions by the

Company regarding termination for Cause must be supported by clear and convincing evidence.

(ii)                                  Following a Change in Control, a termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the procedures set forth in Section 3.B. of the Change of Control Agreement.

(c)                                  GOOD  REASON.

(i)                                     The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” shall mean, without the Executive’s consent, (a) a reduction in the Executive’s title or the assignment to him of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated by this Agreement, unless the action is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive; (b) any failure by the Company to comply with any of the provisions of this Agreement, unless such action is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive; (c) a reduction in the Annual Base Salary (other than in connection with an across the board reduction similarly affecting all of the Company’s executive officers); (d) a reduction in the Executive’s target annual incentive award (other than in connection with an across the board reduction affecting all of the Company’s executive officers or a reduction due to a demonstrable change in comparable market data) or (d) a delivery by the Company of a notice of non-renewal as contemplated by Section 1.

(ii)                                  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective fifteen (15) days following the date when the Notice of Termination for Good Reason is given, unless the event constituting Good Reason is remedied by the Company in accordance with the foregoing.

(iii)                               A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.

(d)                                 DATE OF TERMINATION.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

5.                                       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)                                  OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON.  If, during the Term, the Company terminates the Executive’s employment for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, subject to Section 12(h) hereof, the Company shall pay to the Executive, not later than 30 days following the Date of Termination, (i) a lump sum equal to two times the sum of the Executive’s Annual Base Salary immediately prior to the Date of Termination, plus the greater of (A) the Executive’s annual target bonus for the fiscal year in which the Date of Termination occurs or (B) the annual target bonus described in Section 3(b)(ii) (in each case without giving effect to any reduction constituting Good Reason); and (ii) any portion of the Executive’s Annual Base Salary and previously earned but unpaid bonus through the Date of Termination that has not yet been paid.  In addition, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

(b)                                 DEATH AND DISABILITY.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, the Company shall pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, any portion of the Executive’s Annual Base Salary and previously earned but unpaid bonus through the Date of Termination that has not yet been paid.  The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards.

(c)                                  BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE

OTHER THAN FOR GOOD REASON.  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term then, (1) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination, any portion of the Executive’s Annual Base Salary and bonus earned through the Date of Termination that has not been paid; (2) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (3) the Company shall also pay or provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

6.                                       NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify.

7.                                       FULL SETTLEMENT.  Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.                                       CONFIDENTIAL INFORMATION; SOLICITATION; DISPARAGEMENT; COMPETITION.

(a)                                  The Executive agrees that he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which the Executive obtained during the Executive’s employment by the Company.  This restriction will not apply to information that (i) was known to the public before its disclosure to the Executive; (ii) becomes known to the public after disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive shall provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)                                 During the Executive’s employment with the Company and for one year after the Date of Termination, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

(c)                                  The Executive agrees that during and after his employment with the Company he shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8(c).

(d)                                 For a period of 12 months after Executive’s termination of employment with the Company (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Executive agrees not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of the Company, be employed in the same or similar capacity as Executive was employed by the Company immediately prior to Executive’s termination of employment, by another business entity or person deriving more than 10% of its gross revenues in the Territory from the sale or distribution of office supplies, office furniture, computer consumables or related office products or services.  For purposes hereof, the Territory shall be all of North America.

(e)                                  The Executive agrees that the restrictions set forth in Section 8(a), 8(b), 8(c) and 8(d) hereof are reasonable and necessary to protect the legal interests of the Company.  The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of such restrictions.

9.                                       DISPUTE RESOLUTION.  Except for the Company’s right to seek injunctive relief as set forth in Section 8(e), all disputes arising under, related to, or in connection with this Agreement arising prior to a Change of Control shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in

Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect.  The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive.  Judgment may be entered on the award of the arbitrators in any court having jurisdiction.  All expenses of such arbitration, including legal fees, shall be borne by the non-prevailing party in such arbitration.

10.                                 SUCCESSORS.

(a)                                  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11.                                 NO VIOLATIONS.  As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

12.                                 MISCELLANEOUS.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement

shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Sam Duncan

1122 Pleasant Valley Drive

Oneida, WI  54115

If to the Company:

Matthew R. Broad

Executive Vice President and General Counsel

OfficeMax Incorporated

150 E. Pierce Rd.

Itasca, IL  60143

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    The Executive and the Company acknowledge that this Agreement and the Change of Control Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(g)                                 The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(h)                                 In connection with any termination of the Executive’s employment, the Executive agrees to execute a customary release from liability in favor of the Company and it is understood that no payments shall be made pursuant to Section 5(a) hereof prior to the expiration of the required revocation period with respect to such release.

(i)                                     The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive or the execution of this Agreement.

(j)                                     To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.

(k)                                  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(l)                                     The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement, up to a maximum of $20,000.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

OFFICEMAX INCORPORATED

By:	/s/ Lorene Flewellen
Title: Senior Vice President, Human Resources

/s/ Sam K. Duncan
EXECUTIVE